Exhibit 99.1

Press Release

Knoll to Acquire Luxury Design Brand HOLLY HUNT

East Greenville, PA, February 3, 2014, Knoll, Inc. and Holly Hunt Enterprises, Inc. today announced that Knoll, Inc. has acquired the Chicago-based luxury design brand HOLLY HUNT through an acquisition of all the outstanding equity of Holly Hunt Enterprises, Inc. and related entities.  The acquisition advances the Knoll strategy of building its global capability as a go-to resource for high design workplaces and homes, including the commercial contract, decorator to-the-trade and consumer markets.

Andrew Cogan, Knoll CEO, stated, “Like our co-founder Florence Knoll, Holly Hunt is one of the icons of our industry who consistently elevates the level of design in her chosen markets.  She is an arbiter of refined taste, and we have been longtime fans of her work and curatorial eye.”

“We believe as a custodian of her eponymous brand that we can help Holly and her seasoned team accelerate the brand’s growth both domestically and internationally, while leveraging assets we already have in place,” he added.

Commenting on the transaction, Holly Hunt said, “Knoll has a long and deep history with a terrific reputation for modern design and superb quality. Knoll is an ideal partner to assure the continued growth of our brand.  We share Knoll’s commitment to design and luxury furnishings that enrich interior space.”

Founded in 1983, HOLLY HUNT has grown into the premier high design residential showroom resource and provider of furnishings, lighting, textiles and leathers for architects and interior designers. With 2013 revenues of $94.0 million and double digit operating margins, Holly Hunt and her team have built a singular brand reputation for design excellence in North America and abroad.

Mr. Cogan continued, “We estimate the global market for luxury home furnishings and coverings to exceed the market for contract furnishings and believe it offers significant opportunity for further consolidation and growth as the number of affluent, design savvy consumers expands globally. The acquisition of HOLLY HUNT accelerates our high design residential and consumer strategy and opens up new sources of revenue that complement our existing Office and Specialty businesses.”

Holly Hunt, who will remain as CEO of HOLLY HUNT and continue to work with her talented team, will report directly to Mr. Cogan. She will also serve as an advisor to Knoll on the company’s high design residential strategy. David Schutte, Knoll’s Senior Vice President and Chief Marketing Officer, will join HOLLY HUNT as President; his addition to the team will allow Ms. Hunt to focus her time and talent fully on design and creative strategy.

Mr. Cogan added, “As with our other Specialty businesses, we are committed to the operational independence of HOLLY HUNT and its unique brand and cultural identity. All of us at Knoll look forward to working with Holly and her team in the years ahead.”

The acquisition of HOLLY HUNT for $95.0 million in cash, plus contingent future payments dependent on the performance of the business over the next three years, is expected to be immediately accretive. Knoll estimates it will receive future tax benefits with a present value of approximately $20.0 million as a result of the transaction.

Following the acquisition, approximately 40% of Knoll revenues will come from outside the North American office market. The financial results for HOLLY HUNT will be reported as part of the Knoll, Inc. Studio segment.

About Knoll

Knoll is recognized internationally for workplace and residential design that inspires, evolves and endures. Our portfolio of furniture, textile, leather and accessories brands, including Knoll, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck, FilzFelt, Edelman Leather, and HOLLY HUNT, reflects our commitment to modern design that meets the diverse requirements of high performance offices and luxury interiors.  A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian’s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Investors:	Media:
Craig B. Spray	David E. Bright
Senior Vice President and Chief Financial Officer	Senior Vice President, Communications
215 679-1752	212 343-4135
cspray@knoll.com	dbright@knoll.com